SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 23, 2006
REMOTE DYNAMICS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-26140	51-0352879

(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification Number)
1155 Kas Drive, Suite 100, Richardson, Texas 75081
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 301-2000
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A amends the Form 8-K filed with the Securities and Exchange Commission on February 28, 2006 (the “Original Filing”) by altering the Original Filing as follows: Exhibit 10.1 — Form of Note and Warrant Purchase Agreement dated as of February 23, 2006 (the “Purchase Agreement”), together with the forms of all exhibits thereto, has been revised to: (i) correct the address for one of the investors identified on Exhibit A to the Purchase Agreement; and (ii) add Exhibits G and H to the Purchase Agreement.

ITEM 1.01 Entry into a Material Definitive Agreement.
          On February 24, 2006, Remote Dynamics, Inc. (the “Company”) announced that it had closed a Note and Warrant Purchase Agreement dated as of February 23, 2006 (the “Purchase Agreement”) with certain institutional investors pursuant to which the Company sold $5.75 million of secured convertible notes (individually, a “Note” and, collectively, the “Notes”) including original issue discount Notes in the aggregate amount of $750,000 in a private placement transaction. The Notes are secured by substantially all of the Company’s assets. There exists no material relationship between the Company and these investors other than in respect of the Purchase Agreement. The Notes mature 24 months from issuance and are convertible at the option of the holder into the Company’s common stock, par value $0.01 per share (“Common Stock”), at a fixed conversion price of $0.20 per share.
          Beginning on September 1, 2006 and continuing thereafter on the first business day of each month, the Company must pay an amount to the holder of the Note equal to 1/18th of the original principal payment of the Note; provided, that if on any principal payment date the outstanding principal amount of the Note is less than such principal installment amount, then the Company must pay to the holder of the Note the lesser amount. The Company may make such principal installment amounts in cash or in registered shares of the Company’s Common Stock. If paid in Common Stock, certain conditions must be satisfied, and the number of registered shares to be paid to the holder must be an amount equal to the principal installment amount divided by eighty percent (80%) of the average of the closing bid price for the ten (10) trading days immediately preceding the principal payment date.
          Pursuant to the Purchase Agreement, the Company also issued Series D-1 Warrants to the Note holders callable only by the Company requiring the Note holders to purchase up to 17.5 million additional shares of Common Stock in the aggregate upon the satisfaction of certain conditions specified in such Notes. The Series D-1 Warrants are callable by the Company at the lesser of $0.35 per share or 90% of the daily volume average weighted price for the 5 trading days prior to the call. If called at $0.35 per share, the Company would receive up to an additional $6.1 million in cash proceeds.
          Further, pursuant to this agreement, the Note holders also received the following common stock purchase warrants:
•	Series A-7 Warrant to purchase 18.8 million shares in the aggregate of common stock at an exercise price of $0.40 per share;

•	Series B-4 Warrant to purchase 12.5 million shares in the aggregate of common stock at an exercise price of $0.90 per share;

•	Series C-3 Warrant to purchase 25.0 million shares in the aggregate of common stock at an exercise price of $0.21 per share.
          Upon the closing on February 23, 2006 of the issuance of the Notes, the Company received proceeds of approximately $4.2 million in cash (after deducting brokers’ commission, the 15% original issue discount of $750,000 and the tendering of 50 shares of their 650 shares Series B preferred convertible stock with an aggregate face value of $500,000 by the Company’s sole Series B preferred convertible stockholder).

          Under the Purchase Agreement, the Company is obligated to register the Common Stock issuable upon conversion of the Notes and the exercise of the warrants for public resale under the Securities Act of 1933. The Company is further required to seek stockholder approval to amend the Company’s certificate of incorporation to increase the number of shares of common stock authorized for issuance to provide sufficient shares for issuance to satisfy the exercise of the warrants. Each holder of a Note is restricted from either converting the Note into the Company’s Common Stock or exercising the warrants for the purchase of the Company’s Common Stock to the extent that such conversions or exercises would result in the holder beneficially owning more than 4.99 percent of the Company’s Common Stock.
          Under the registration rights agreement, if any of the following events occurs:
•	the registration statement is not filed on or prior to the appropriate filing date;

•	the registration statement is not declared effective by the Securities and Exchange Commission thirty (30) days after the appropriate effectiveness date;

•	if the filing of the registration statement is not going to be reviewed, the failure of the Company to file a request for acceleration within three (3) business days of the date that the Company is notified of this;

•	the registration statement is filed and declared effective but thereafter ceases to be effective as to all registrable securities; or

•	trading in the common stock is suspended or the Common Stock is delisted from the OTC Bulletin Board for more than three (3) business days;
then the Company must pay an amount in cash or shares of Common Stock, as liquidated damages, to each holder equal to one and one-half percent (1.5%) of the amount of the holder’s initial investment in the Notes for each calendar month or portion thereof from the date of the triggering event until the applicable event is cured.
          If any of the first three triggering events listed above has occurred on or prior to the applicable event date and the Company has exercised its rights to postpone or suspend filing of the registration statement pursuant to the registration rights agreement and such postponement or suspension remains effective as of the date of the applicable triggering event, then the applicable triggering event date will be deemed to occur on the second business day following the termination of such postponement or suspension.
          These liquidated damages must be paid on the first (1st) business day of each thirty (30) day period following the date of the triggering event.
          The Company has agreed to take all action necessary to continue the listing or trading of its Common Stock or the OTC Bulletin Board or other exchange or market on which the Common Stock is trading. The Company has further agreed that, under certain circumstances, the Notes and the warrants may be pledged by the purchasers of such securities. For a period of one (1) year following the closing date, with respect to subsequent financings, the Company must provide notice to the purchasers under the Purchase Agreement and allow them to purchase such purchaser’s pro rata share of the securities offered in the subsequent financings. The

Company has agreed to indemnify the purchasers against any losses associated with the breach by the Company of any representations, warranties and covenants made by the Company pursuant to the Purchase Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          On February 23, 2006, the Company became directly obligated on the financial obligations represented by the Notes and warrants issued pursuant to the Purchase Agreement described in Item 1.01 above. The transaction creating these financial obligations is the transaction contemplated by the Purchase Agreement described in Item 1.01 above.
          Beginning on September 1, 2006 and continuing thereafter on the first business day of each month, the Company must pay an amount to the holders of each Note equal to 1/18th of the original principal payment of the Note; provided, that if on any principal payment date the outstanding principal amount of the Note is less than such principal installment amount, then the Company must pay to the holder of the Note the lesser amount. The Company may make such principal installment amounts in cash or in registered shares of the Company’s Common Stock. If paid in stock, certain conditions must be satisfied, and the number of registered shares to be paid to the holder must be an amount equal to the principal installment amount divided by eighty percent (80%) of the average of the closing bid price for the ten (10) trading days immediately preceding the principal payment date.
          The amounts payable under the Notes may be accelerated or increased upon the occurrence of an event of default, as defined in the Notes, which events of default include:
•	the failure of the Company to make the principal installment amount on a designated principal payment date;

•	the failure of the registration statement to be declared effective by the Securities and Exchange Commission on or prior to one hundred eighty (180) days after the original issuance of the Notes;

•	the suspension from listing or failure of the common stock to be listed on the OTC Bulletin Board or one of the major exchanges;

•	the Company’s notice to the holder of its inability to comply or intention not to comply with proper requests for conversion of the Notes;

•	the Company’s failure to timely deliver shares of common stock upon conversion, to file a registration statement, or to make payment of fees under the Notes, the Purchase Agreement or the registration rights agreement;

•	the lapsing of the effectiveness of the registration statement for a period of ten (10) consecutive trading days;

•	the Company’s default in the performance of any material covenant in the Notes, the Purchase Agreement, the registration rights agreement and other ancillary documents;

•	the Company’s making of a false or incorrect representation or warranty in the Purchase Agreement, the registration rights agreement and other ancillary documents;

•	the Company’s default in any payment of principal or interest on the indebtedness represented by the Notes, or default in the observance or performance of any other agreement relating to such indebtedness in excess of $100,000;

•	the Company’s application for appointment of a receiver or liquidator or filing a petition in bankruptcy or other similar relief;

•	the filing of a proceeding against the Company seeking the liquidation, reorganization, or dissolution of the Company or similar relief;

•	the Company’s failure to instruct its transfer agent to remove any legends from shares of Common Stock eligible to be sold under Rule 144 of the Securities Act of 1933 and to issue such to the holder;

•	the Company’s failure to pay any amounts due to the holder under the Notes, the Purchase Agreement or the registration rights agreement within three (3) business days of the due date;

•	the occurrence of an event of default under any of the other notes contemplated by the Purchase Agreement; and

•	the failure of the Company to obtain stockholder approval to increase the authorized shares of Common Stock in accordance with the Purchase Agreement.
          Under the terms of the Notes, the conversion prices may be subject to adjustment for: stock splits and combinations, certain dividends and distributions, reclassification, exchange or substitution, reorganization, merger, consolidation or sales of assets; issuances of addition shares of Common Stock, and issuances of common stock equivalents. The Notes provide for a prepayment by the Company at the option of the holder, upon request by the holder upon the occurrence of a major transaction as defined by the Notes.
          The Company has also become obligated on a direct financial obligation represented by the issuance of the warrants, as of February 23, 2006 and as described in the Purchase Agreement described in Item 1.01 above. The warrants have different terms and each warrant may be exercised in whole or in part during their respective terms.
          By their terms, the warrants may be transferred by a holder thereof without the consent of the Company. The Company has covenanted not by any action to avoid or seek to avoid the performance of any of its obligations under the warrants.
          The price at which shares of Common Stock subject to the warrant exercise may be purchased are subject to adjustment from time to time to take into account any of the following: a recapitalization, reorganization, reclassification, consolidation, merger or sale, the making of stock dividends, subdivisions and combinations, certain types of distributions, the issuance of additional shares of Common Stock, and the issuance of common stock equivalents.

ITEM 3.02 Unregistered Sales of Equity Securities.
          Pursuant to the Purchase Agreement, Remote Dynamics, Inc. has issued: (i) Series A senior secured convertible promissory Notes in the aggregate principal amount of Five Million Seven Hundred Fifty Thousand Dollars ($5,000,000), convertible into shares of the Common Stock at a fixed conversion price of $0.20 per share of Common Stock (the “Fixed Conversion Price”); (ii) original issue discount Series A secured convertible promissory Notes in the aggregate principal amount of Seven Hundred and Fifty Thousand Dollars ($750,000), convertible into shares of the Common Stock at the Fixed Conversion Price; (iii) Series A-7 Warrants to purchase 18,750,000 shares of Common stock in the aggregate, at an exercise price of $0.40 per share with a term of seven (7) years; (iv) Series B-4 Warrants to purchase 12,500,000 shares of Common Stock in the aggregate at an exercise price $0.90 per share with a term of four (4) years following the effective date of the registration statement providing for the resale of the conversion shares and the shares issuable upon exercise of the warrants; and (v) Series C-3 Warrants to purchase 25,000,000 shares of Common Stock in the aggregate, at an exercise price per share of $0.21 per share with a term of three (3) years.
          Further pursuant to the Purchase Agreement, the Company also issued Series D-1 Warrants to the Note holders callable only by the Company requiring the note holders to purchase up to 17.5 million additional shares of Common Stock in the aggregate upon the satisfaction of certain conditions specified in such warrants. The Series D-1 Warrants are callable by the Company at the lesser of $0.35 per share or 90% of the daily volume average weighted price for the 5 days prior to the call. If called at $0.35 per share, the Company would receive up to an additional $6.1 million in cash proceeds.
          Pursuant to the Purchase Agreement, the Company has agreed to sell the Notes and the warrants for an aggregate purchase price of Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000). The broker’s commission for this sale and purchase was Two Hundred and Seventy Five Thousand Dollars ($275,000) and warrants to purchase ten percent (10%) of the shares issuable upon conversion of the Notes and warrants issued pursuant to the Purchase Agreement.
          The issuance and purchase of the Notes and warrants was effected in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Regulation D, and/or upon such other exemption from the registration requirements of this statute as may be available with respect to the investments made pursuant to the Purchase Agreement. The facts relied upon in order to claim this exemption afforded by Regulation D are provided in the representations and warranties of each of the purchasers that such purchaser is an “accredited investor” as defined in Rule 501, promulgated under the authority of Regulation D.
          The Notes provide for an optional conversion in that they will be convertible in whole or in part at the option of the holder into that number of shares of common stock as determined by dividing (x) that portion of the outstanding principal balance under the Note as of the date the holder elects to convert by (y) the conversion price (as defined by the Note) then in effect on the date on which the holder faxes a notice of conversion to the Company.

          The Notes also provide for a mandatory conversion in that they must be converted on a date following the effective date of the registration statement in which the closing bid price exceeds two hundred fifty percent (250%) of the conversion price (as defined in the note) for a period of twelve (12) consecutive trading days and the average daily trading volume for such twelve (12) trading day period exceeds $750,000 shares of Common Stock. On this mandatory conversion date, the Company may cause the principal amount of the Note to convert into a number of shares of Common Stock equal to the quotient of: (x) the principal amount of the Note outstanding on the mandatory conversion date; divided by: (y) the conversion price in effect on the mandatory conversion date. The Company must provide five (5) business days prior written notice of the mandatory conversion date.
          The purchase rights represented by the warrants may be exercised in whole or in part during the respective terms of such warrants. The holders of the warrants may exercise in whole or in part by surrendering the warrants at the Company’s principal office and by the payment to the Company of an amount of consideration equal to the warrant price in effect on the date of such exercise, multiplied by the number of shares of warrant stock as to which the warrant is being exercised, by cash or, in certain cases, by a cashless exercise but only when a registration statement under the Securities Act of 1933 providing for the resale of the warrant stock is not then in effect. In certain cases, both an exercise by cash and a cashless exercise may be combined by the holder of the warrant.
          Pursuant to a Form 8-K filed on January 30, 2006, the Company has disclosed a Consulting Agreement with Saffron Capital Management LLC (the “Consulting Agreement”). Pursuant to the terms of the Consulting Agreement, the Company has issued one million (1,000,000) shares of its common stock to Saffron Capital Management LLC.
ITEM 9.01 Financial Statements And Exhibits.
(c) Exhibits. The following exhibits are filed with this document:

Exhibit No.	Description

10.1	Form of Note And Warrant Purchase Agreement dated as of February 23, 2006, together with the forms of all exhibits thereto
99.1	Press Release dated February 24, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTE DYNAMICS, Inc.
/s/ J. Raymond Bilbao
J. Raymond Bilbao
President, Chief Operating Officer & Secretary

Date: March 1, 2006

Exhibit No.	Description

10.1	Form of Note And Warrant Purchase Agreement dated as of February 23, 2006, together with the forms of all exhibits thereto
99.1	Press Release dated February 24, 2006